Lifeway Foods, Inc. 8-K

Exhibit 99.3

Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 +1 312 853 7000 +1 312 853 7036 Fax

November 8, 2024

By email

Mr. Josh Cammaker

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Re:	September 23, 2024 Letter Concerning Proposed Acquisition of Lifeway Foods, Inc. and Stockholders’ Agreement

Dear Mr. Cammaker:

I am writing on behalf of the Board of Directors (the “Board”) of Lifeway Foods, Inc. (“Lifeway” or the “Company”) in connection with Shane Grant’s September 23, 2024 letter to the Company’s Chief Executive Officer, Julie Smolyansky, concerning a proposed acquisition of the Company by Danone North America PBC (collectively with Danone Foods, Inc. and any successor or assignee thereof under the Shareholder Agreement (as defined below), “Danone”) (the “Offer”).

I write concerning a matter related to the Board’s consideration of the Offer and the Company’s ongoing relationship with Danone: the October 1, 1999 Stockholders’ Agreement (as amended on December 24, 1999 and as extended in certain respects in eight extensions executed by certain of the parties to the Stockholders’ Agreement, the last of which was dated as of December 31, 2009 (the “Shareholder Agreement”)) entered into by Danone, Lifeway, and certain Lifeway shareholders. The Shareholder Agreement has harmed the Company, its shareholders and other stakeholders in numerous respects. It also lacks legal authority under Illinois law.

Under Illinois law, shareholder agreements concerning the management of a corporation are subject to legal requirements that differ significantly from those in Delaware. See 835 ILCS 5/7.71(a) (“Shareholders may unanimously agree in writing as to matters concerning the management of a corporation provided no fraud or apparent injury to the public or creditors is present, and no clearly prohibitory statutory language is violated.”). As an initial matter, shareholders must have unanimously agreed in writing to such an arrangement. Thus, shareholder agreements concerning the management of a corporation are functionally barred for publicly traded companies such as Lifeway. Additionally, no “fraud or apparent injury to the public or creditors” may be present. As discussed below, the Shareholder Agreement purports to address matters concerning the management of the Company, but the Shareholder Agreement was not agreed to in writing by all shareholders at the time. It is also anti-competitive by its terms and in practice, and, accordingly, creates public injury. As a result, the Shareholder Agreement does not satisfy the requirements of Section 7.71 in multiple respects.

Sidley Austin (DC) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Where, as here, a contract lacks legal authority, the resulting contract is void ab initio. 1550 MP Rd. LLC v. Teamsters Loc. Union No. 700, 433 Ill. Dec. 60, 68 (2019); Ill. State Bar Ass'n Mutual Ins. Co. v. Coregis Ins. Co., 355 Ill. App. 3d 156, 164 (2004). Because it is void, it cannot be enforced as drafted. Ill. State Bar Ass’n Mutual Ins. Co., 355 Ill. App. 3d at 164 (“[A] contract that is void ab initio is treated as though it never existed[.]”).

1.	The Shareholder Agreement Is Void Because It Was Not Unanimously Approved

Under Illinois law, the board of directors is charged with management of, or oversight over management of, a corporation. See 835 ILCS 5/8.05 (“[T]he business and affairs of the corporation shall be managed by or under the direction of the board of directors.”). In enacting Section 7.71, the Illinois legislature chose to limit the circumstances in which the board’s role in the management of a company can be circumscribed through private ordering to those documented in written agreements to which all shareholders are parties.

The Shareholder Agreement plainly concerns the management of the Company. Among other things:

●	It purportedly provides Danone with rights of first refusal over share transfers by the shareholder parties to the Shareholder Agreement and over issuances and sales of shares by the Company;

●	The Company purportedly cannot use its shares as acquisition currency unless Danone is offered the right to purchase such shares for $10 per share (or the average of the last reported sale price of the Company’s stock over the six months prior to any definitive agreement, whichever is less) to keep its ownership percentage (regardless of the market price of the Company’s shares at the time);

●	The Company purportedly is prohibited from any other issuance of shares outside of (1) a “widely disbursed” underwritten public offering satisfying certain requirements and (2) an issuance where Danone has the opportunity to purchase all of the shares on the same terms, and if Danone does not exercise its right of first refusal, the proposed purchaser of the issued shares must offer to purchase all of Danone’s Lifeway shares on the same terms and the purchaser cannot be “(x) engaged in the business of producing or selling any type of yogurt (set, blended or drinkable), or (y) engaged in the dairy business, the health food business or the business of producing or distributing food products containing pharmaceutical ingredients or any other business conducted by [Danone] and having consolidated revenues in excess of $75 million” (as adjusted to account for changes in the Consumer Price Index); and

●	The Company purportedly is prohibited from issuing options, warrants, securities or other rights convertible into Company capital stock (other than up to 5,000 options per calendar year) without Danone’s prior written consent, which Danone may purportedly withhold in its “sole discretion.” This means that the Company has not been able to offer equity-based compensation to the Company’s executive officers and other employees consistent with market practice, creating a situation where the Company cannot offer competitive compensation, rendering it difficult to attract and retain talent and making succession planning for the most senior executive officers practically impossible.

None of these rights ever terminate—even if Danone no longer beneficially owns Company common stock. See, e.g., Shareholder Agreement, §§ 4.01, 4.05, 6.03.

The Company was publicly traded in 1999. The Shareholder Agreement was signed by representatives of the Company and Danone itself, but it was not entered into by all of the Company’s shareholders. Because it impinges upon the Board’s role in the management of the Company and was not unanimously entered into by the Company’s shareholders at the outset, the Shareholder Agreement is void and unenforceable under Illinois law. See 1550 MP Rd. LLC, 433 Ill. Dec. at 68; Ill. State Bar Ass’n Mutual Ins. Co., 355 Ill. App. 3d at 164.

2.	The Shareholder Agreement Is Void Because It Is Anti-Competitive And Injurious To The Public

The Shareholder Agreement is also void for a second, independent reason. The Shareholder Agreement’s right of first refusal and restrictions on share issuance and other transactions (e.g., Shareholder Agreement, §§ 4.01, 4.05) purport to provide Danone with the ability to block potential transactions that could benefit the Company and its shareholders, and the public at large, but could increase competition against Danone. Specifically, even if Danone does not exercise its right of first refusal, the purchaser (whether pursuant to a share issuance or transfer by a shareholder party) cannot be “(x) engaged in the business of producing or selling any type of yogurt (set, blended or drinkable), or (y) engaged in the dairy business, the health food business or the business of producing or distributing food products containing pharmaceutical ingredients or any other business conducted by [Danone] and having consolidated revenues in excess of $75 million” (as adjusted to account for changes in the Consumer Price Index). See Shareholder Agreement, §§ 4.01, 4.05. As noted above, these provisions are not tied to Danone’s ownership stake in the Company, and therefore purportedly enable Danone to thwart competition-enhancing transactions even if Danone no longer owns a single share in the Company.

Moreover, under the Shareholder Agreement, the Company purportedly may not “make or endorse any new claims relating to the health benefits of its existing [or future] products . . . publicly, whether by means of advertising or otherwise without the affirmative vote” of the person Danone designates to serve on the Company’s Board (so long as Danone retains at least 10% beneficial ownership in the Company’s outstanding common stock). Shareholder Agreement, § 3.02.

Not only were the onerous restrictions in the Shareholder Agreement not agreed to by all of the Company’s shareholders at the outset, the terms—which are not a part of the Company’s articles of incorporation or by-laws nor described on stock certificates or other evidences of share ownership by those not party to the Shareholder Agreement—have bound all shareholders since the Shareholder Agreement was entered (and their transferees), regardless of whether they had actual knowledge of the Shareholder Agreement, also in contravention of Illinois law. See 835 ILCS 5/7.71(b).

Additionally, because such provisions work public injury on the Company’s shareholders and the public at large, they cannot be validly adopted in a shareholder agreement. 835 ILCS 5/7.71(a). The Shareholder Agreement is void and unenforceable for this independent reason. See 1550 MP Rd. LLC, 433 Ill. Dec. at 68; Ill. State Bar Ass’n Mutual Ins. Co., 355 Ill. App. 3d at 164.

*          *          *

Although the Shareholder Agreement is void and unenforceable in full, the Company is willing to forgo litigation over this matter at this time if Danone will agree to waive all of its rights under, and not seek to enforce any of its rights under, the Shareholder Agreement. Please respond in writing to me by no later than 5:00 Eastern Time on November 15, 2024; should Danone fail to provide a response by such time, the Company will assume that Danone will not agree to the requested waiver and will proceed accordingly. The Company reserves all rights and waives none.

If you would like to discuss this matter further, you can reach me at jducayet@sidley.com or (312)-853-7621.

Very truly yours,

/s/ James W. Ducayet
James W. Ducayet